EXHIBT 23.2

RAYBURN, BATES & FITZGERALD, P.C.
▬▬▬▬CERTIFIED PUBLIC ACCOUNTANTS▬▬▬▬
SUITE 300
5200 MARYLAND WAY
BRENTWOOD, TENNESSEE 37027

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cavalry Bancorp, Inc.

We consent to the incorporation by reference in registration statements (No. 333-48007 and 333-35256) on Form S-8 of Cavalry Bancorp, Inc. and subsidiaries of our report dated March 18, 2005, with respect to Cavalry Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cavalry Bancorp, Inc. and subsidiaries included in this Annual Report on Form 10-K/A for the year ended December 31, 2004.

Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee
March 24, 2005